EXHIBIT EX-99.14.

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 23, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Report to Shareholders of Aberdeen Emerging Markets Fund, one of the funds constituting The Advisors' Inner Circle Fund II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Questions & Answers", "Other Service Providers", "Financial Highlights of the Acquired Fund", and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 28, 2009